EXHIBIT 99.1

Tech Data Corporation Reports Second Quarter Fiscal Year 2016 Results

Reports Record Q2 Non-GAAP Net Income and Non-GAAP Earnings Per Share; Non-GAAP Earnings Per Share Grew 28 Percent

CLEARWATER, Fla., Aug. 20, 2015 (GLOBE NEWSWIRE) -- Tech Data Corporation (NASDAQ:TECD) (the "Company") today announced its financial results for the second quarter ended July 31, 2015.

	Second quarter ended July 31,
($ in millions, except per share amounts)	2015	2014
Net Sales	$6,580.4	$6,841.8

Operating income (GAAP)	$106.2	$67.7
Operating margin (GAAP)	1.61%	0.99%

Operating income (Non-GAAP)	$81.2	$74.3
Operating margin (Non-GAAP)	1.23%	1.09%

Net income (GAAP)	$76.4	$39.3
Net income (Non-GAAP)	$52.5	$42.9

EPS - diluted (GAAP)	$2.09	$1.03
EPS - diluted (Non-GAAP)	$1.43	$1.12

A reconciliation of GAAP to non-GAAP financial measures is presented in the financial tables of this press release.

This information is also available on the Investor Relations section of Tech Data's website at www.techdata.com/investor.

Financial Highlights for the Second Quarter Ended July 31, 2015:

  Net Sales for the second quarter were $6.6 billion, a decrease of approximately 4 percent from $6.8 billion in the prior-year quarter. Excluding the impact of weaker foreign currencies against the U.S. dollar compared to the prior-year quarter, consolidated net sales increased 8 percent.
    The Americas: Net sales were $2.7 billion (approximately 42 percent of worldwide net sales), an increase of 1 percent from the prior-year quarter. Excluding from both periods net sales generated in Chile, Peru and Uruguay due to the Company's previously announced exit from those countries, and the impact of weaker foreign currencies against the U.S. dollar, sales increased approximately 5 percent from the prior-year quarter.
    Europe: Net sales were $3.8 billion (approximately 58 percent of worldwide net sales), a decrease of 7 percent (an increase of 11 percent on a constant currency basis), from the prior-year quarter.
  Gross profit was $325.3 million, or 4.94 percent of net sales, compared to $351.4 million, or 5.14 percent of net sales in the prior-year quarter. The year-over-year decline in gross profit dollars is due primarily to weaker foreign currencies against the U.S. dollar, offset in part by additional sales volumes. The year-over-year decline in gross margin percentage is due primarily to product mix.
  Non-GAAP SG&A was $244.1 million, or 3.71 percent of net sales, compared to $277.1 million, or 4.05 percent of net sales in the prior-year quarter. The decrease in SG&A is due primarily to the impact of weaker foreign currencies against the U.S. dollar. The decrease in SG&A as a percentage of net sales is primarily attributable to improved operating leverage from increased sales and good expense management.
  Non-GAAP operating income was $81.2 million, or 1.23 percent of net sales, compared to $74.3 million, or 1.09 percent of net sales in the prior-year quarter. The weakening of foreign currencies against the U.S. dollar compared to the prior-year quarter negatively impacted non-GAAP operating income by approximately $10 million.
    The Americas: Non-GAAP operating income was $40.0 million, or 1.46 percent of net sales, compared to $39.2 million, or 1.44 percent of net sales in the prior-year quarter.
    Europe: Non-GAAP operating income was $45.2 million, or 1.18 percent of net sales, compared to $38.9 million, or 0.95 percent of net sales in the prior-year quarter. On a constant currency basis, non-GAAP operating income improved 41 percent compared to the prior-year quarter.
    Stock-based compensation expense was $4.0 million, compared to $3.9 million in the prior-year quarter. These expenses are presented as a separate line item in the company's segment reporting (see the GAAP to non-GAAP reconciliation in the financial tables of this press release).
  Non-GAAP net income was $52.5 million, or $1.43 per diluted share, compared to $42.9 million or $1.12 per diluted share in the prior-year quarter. The weakening of certain foreign currencies against the U.S. dollar compared to the prior-year quarter negatively impacted non-GAAP net income by approximately $7 million, or $0.19 per diluted share.
  Net cash provided by operations during the second quarter was $200 million.
  Return on invested capital on a non-GAAP basis for the trailing twelve months was 12 percent.

"Tech Data delivered excellent results for the second quarter of fiscal 2016," said Robert M. Dutkowsky, chief executive officer. "Throughout the quarter, we focused on optimizing our operations and capturing the opportunities in a dynamic IT market. This focus, as well as great execution by our teams in both regions, produced solid year-over-year sales growth in local currencies. Higher sales drove excellent operating leverage, resulting in record Q2 non-GAAP net income and record non-GAAP earnings per share. In the first half of fiscal 2016, we grew non-GAAP earnings per share by 21 percent, despite facing significant foreign currency headwinds. We generated more than $300 million in cash flow from operations, earned a return on invested capital well above our weighted average cost of capital, and returned significant value to our shareholders through our share repurchase program. This strong and balanced performance highlights our team's ability to respond to market demand, the resiliency of our business model, and the effectiveness of our state-of-the-art global IT platform, all of which enable Tech Data to produce outstanding results for our customers, vendor partners and shareholders."

Business Outlook

For the third quarter ending October 31, 2015, the Company expects year-over-year local currency sales growth of mid-single digits in the Americas, and mid- to high-single digits in Europe. This outlook excludes approximately $77 million of sales from the previous year's third quarter, due to the Company's exit from Chile, Peru and Uruguay. The Company also expects a non-GAAP effective tax rate of 29 to 31 percent.

Webcast Details

Tech Data will hold a conference call today at 9:00 a.m. (ET) to discuss its financial results for the second quarter ended July 31, 2015. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be obtained at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP financial information contained in this release is included with the intention of providing investors a more complete understanding of the Company's operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles ("GAAP"). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the Company exclude acquisition-related intangible assets amortization expense, a benefit associated with LCD settlements, a value-added tax assessment, a loss on disposal of subsidiaries, and restatement and remediation-related expenses. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial schedules. This information can also be obtained from the Company's Investor Relations website at www.techdata.com/investor.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws and regulations, including those regarding the Company's business outlook. These statements are subject to risks and uncertainties, including the risks identified in the Company's most recent Annual Report on Form 10-K filed March 26, 2015. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements. Forward-looking statements reflect management's analysis as of the filing date of this press release. The Company does not undertake to update or revise these statements to reflect subsequent developments.

About Tech Data

Tech Data Corporation is one of the world's largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 115,000 resellers to efficiently and cost effectively support the diverse technology needs of end users in more than 100 countries. Tech Data generated $27.7 billion in net sales for the fiscal year ended January 31, 2015. It is ranked No. 107 on the Fortune 500® and one of Fortune's "World's Most Admired Companies."  To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	July 31,
	2015	2014

Net sales	$ 6,580,393	$ 6,841,809
Cost of products sold	6,255,114	6,490,437
Gross profit	325,279	351,372
Operating expenses:
Selling, general and administrative expenses	249,816	284,513
LCD settlements, net	(21,527)	--
Value-added tax assessment	(9,563)	(6,229)
Restatement and remediation related expenses	164	5,378
Loss on disposal of subsidiaries	154	--
	219,044	283,662
Operating income	106,235	67,710
Interest (income) expense	(3,320)	7,388
Other expense, net	51	616
Income before income taxes	109,504	59,706
Provision for income taxes	33,092	20,378
Net income	$ 76,412	$ 39,328

Net income per share:
Basic	$ 2.09	$ 1.03
Diluted	$ 2.09	$ 1.03
Weighted average common shares outstanding:
Basic	36,506	38,244
Diluted	36,615	38,368

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except par value and share amounts)

	July 31,	January 31,
	2015	2015
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 709,269	$ 542,995
Accounts receivable, less allowances of $46,982 and $50,143	2,694,650	2,811,963
Inventories	1,975,741	1,959,627
Prepaid expenses and other assets	194,549	161,832
Assets held for sale	--	101,706
Total current assets	5,574,209	5,578,123
Property and equipment, net	63,070	63,104
Other assets, net	508,290	495,498
Total assets	$ 6,145,569	$ 6,136,725

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 3,228,445	$ 3,119,618
Accrued expenses and other liabilities	501,181	538,758
Revolving credit loans and current maturities of long-term debt, net	18,293	13,303
Liabilities held for sale	--	71,447
Total current liabilities	3,747,919	3,743,126
Long-term debt, less current maturities	351,730	351,576
Other long-term liabilities	82,029	81,880
Total liabilities	$ 4,181,678	$ 4,176,582
Shareholders' equity:
Common stock, par value $0.0015; 200,000,000 shares authorized; 59,245,585 shares issued at July 31, 2015 and January 31, 2015	$ 89	$ 89
Additional paid-in capital	675,691	679,973
Treasury Stock, at cost (23,579,636 and 21,866,069 shares at July 31, 2015 and January 31, 2015)	(1,041,389)	(939,143)
Retained earnings	2,296,151	2,168,462
Accumulated other comprehensive income	33,349	50,762
Total shareholders' equity	1,963,891	1,960,143
Total liabilities and shareholders' equity	$ 6,145,569	$ 6,136,725

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands)

	Q2 FY16 - Three months ended July 31, 2015
	Americas(1)	Europe(1)	Stock Compensation Expense	Consolidated
Net Sales	$ 2,745,429	$ 3,834,964		$ 6,580,393
GAAP operating income(1)	$ 60,752	$ 49,443	$ (3,960)	$ 106,235
Restatement and remediation related expenses	146	18		164
Value added tax assessment	--	(9,563)		(9,563)
Loss on disposal of subsidiaries	154	--		154
Acquisition-related amortization of intangibles	445	5,262		5,707
LCD settlements	(21,527)	--		(21,527)
Total non-GAAP operating income adjustments	$ (20,782)	$ (4,283)		$ (25,065)
Non-GAAP operating income	$ 39,970	$ 45,160	$ (3,960)	$ 81,170
GAAP operating margin	2.21%	1.29%		1.61%
Non-GAAP operating margin	1.46%	1.18%		1.23%

	Q2 FY15 - Three months ended July 31, 2014
	Americas(1)	Europe(1)	Stock Compensation Expense	Consolidated
Net Sales	$ 2,722,191	$ 4,119,618		$ 6,841,809
GAAP operating income(1)	$ 38,854	$ 32,725	$ (3,869)	$ 67,710
Restatement and remediation-related expenses	190	5,188		5,378
Value added tax assessment	--	(6,229)		(6,229)
Acquisition-related amortization of intangibles	170	7,254		7,424
Total non-GAAP operating income adjustments	$ 360	$ 6,213		$ 6,573
Non-GAAP operating income	$ 39,214	$ 38,938	$ (3,869)	$ 74,283
GAAP operating margin	1.43%	0.79%		0.99%
Non-GAAP operating margin	1.44%	0.95%		1.09%

(1) GAAP operating income does not include stock compensation expense at the regional level.

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)

Selling, general and administrative expenses ("SG&A")	Three months ended July 31,
	2015	2014
Net Sales	$ 6,580,393	$ 6,841,809
GAAP SG&A	249,816	284,513
Acquisition-related amortization of intangibles	(5,707)	(7,424)
Non-GAAP SG&A	$ 244,109	$ 277,089

GAAP SG&A percentage of net sales	3.80%	4.16%
Non- GAAP SG&A percentage of net sales	3.71%	4.05%

	Three months ended July 31,
	2015 (2)			2014
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
GAAP results	$ 106,235	$ 76,412	$ 2.09	$ 67,710	$ 39,328	$ 1.03
Restatement and remediation-related expenses	164	101	--	5,378	4,328	0.11
Value added tax assessment	(9,563)	(15,011)	(0.41)	(6,229)	(6,229)	(0.16)
Loss on disposal of subsidiaries	154	96	--	--	--	--
LCD settlements	(21,527)	(13,301)	(0.36)	--	--	--
Acquisition-related amortization of intangibles	5,707	4,198	0.11	7,424	5,456	0.14
Non-GAAP results	$ 81,170	$ 52,495	$ 1.43	$ 74,283	$ 42,883	$ 1.12

(2) Non-GAAP operating income for the three months ended July 31, 2015 excludes a net benefit related to value added tax assessments of $9.6 million. Non-GAAP net income and non-GAAP diluted EPS exclude this item and a reduction in the accrual for associated interest expense of $9.0 million, net of the tax impact.

Return on Invested Capital (ROIC)
(In thousands)

Twelve months ended
July 31, 2015
TTM Non-GAAP Net Operating Profit After Tax (NOPAT)*:
Non-GAAP Operating Income	$ 313,895
Non-GAAP effective tax rate	30.0%
Non-GAAP NOPAT (Non-GAAP operating income x (1 - non-GAAP effective tax rate))	$ 219,685

Average Invested Capital:
Short-term debt (5-qtr average)	$ 28,592
Long-term debt (5-qtr average)	351,793
Non-GAAP Shareholders' Equity (5-qtr average)	2,024,495
Total average capital	2,404,880
Less: Cash (5-qtr average)	(589,743)
Average invested capital less average cash	$ 1,815,137
ROIC	12%

* Trailing Twelve Months is abbreviated as TTM.
CONTACT: Charles V. Dannewitz,
         Executive Vice President and Chief Financial Officer
         727-532-8028 (chuck.dannewitz@techdata.com); or

         Arleen Quinones, Vice President,
         Investor Relations and Corporate Communications
         727-532-8866 (arleen.quinones@techdata.com)